Exhibit 99.1
NEWS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2022
FISCAL 2022 FULL YEAR AND FOURTH QUARTER KEY FINANCIAL HIGHLIGHTS

•Fiscal 2022 full year revenues and net income were records at $10.39 billion and $760 million, respectively. Revenues grew 11% compared to $9.36 billion in the prior year and net income increased 95% compared to $389 million in the prior year
•Full year Total Segment EBITDA was $1.67 billion, also a record and a 31% increase compared to $1.27 billion in the prior year. Reported EPS were $1.05 for the full year compared to $0.56 in the prior year – Adjusted EPS were $1.20 compared to $0.67 in the prior year
•Fourth quarter revenues were $2.67 billion, a 7% increase compared to $2.49 billion in the prior year, while net income was $127 million, a substantial improvement from a net loss of $(15) million in the prior year
•Fourth quarter Total Segment EBITDA was $315 million, a 50% increase compared to $210 million in the prior year. Reported EPS were $0.19 for the fourth quarter compared to $(0.02) in the prior year – Adjusted EPS were $0.37 compared to $0.16 in the prior year
•Digital Real Estate Services revenues for the fiscal year grew 25% despite facing tough prior year comparisons, with 37% and 11% revenue growth at REA Group and Move, respectively
•Dow Jones achieved its highest full year revenues and Segment EBITDA since its acquisition, driven by strategic acquisitions, continued growth in digital-only subscriptions, record advertising revenues and robust growth in Risk & Compliance products
•News Media’s Segment EBITDA improved to $217 million from $52 million in the prior year, helped by growth in digital advertising revenues, and was the biggest contributor to Total Segment EBITDA growth for the fiscal year
•At the Subscription Video Services segment, Foxtel saw its streaming revenues from Kayo and BINGE offset broadcast declines during the year, while achieving over 2.8 million total streaming subscribers as of year-end
•Book Publishing revenues grew 10% in the fiscal year, driven by the acquisition of the HMH Books and Media segment and continued strong consumer spending, which remains above pre-pandemic levels
•Continued strong cash generation funding the execution of the $1 billion share repurchase program

NEW YORK, NY – August 8, 2022 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months and fiscal year ended June 30, 2022.

Commenting on the results, Chief Executive Robert Thomson said:

“News Corp set significant records in Fiscal 2022, including in revenue and profitability, which surged 31 percent to $1.7 billion, and that came after a resounding 26 percent increase in the previous year. Revenues rose a robust 11 percent, reaching a record $10.4 billion, with increases in each and every segment on an adjusted basis.

Dow Jones profitability soared 54 percent in the quarter to $106 million, while for the year, it rose 30 percent to $433 million. OPIS and Chemical Market Analytics are already contributing to profitability, and they have added meaningful depth to our fast-growing Professional Information Business which targets a premium audience with premium products providing premium value.

Our Digital Real Estate Services segment reported 25 percent revenue growth for the year and a healthy 12 percent improvement in profitability, as we continued to build brands and products for future success across Realtor.com® and REA Group.

The News Media segment was the single largest contributor to the enhanced profit picture this fiscal year with profitability expanding to $217 million from $52 million, bolstered by growth in digital advertising revenues and record digital subscriber numbers.

Foxtel’s renaissance continued, as streaming revenues from Kayo and BINGE offset broadcast declines during the year. While down slightly for the year due to currency fluctuations, both revenue and profitability were markedly higher on an adjusted basis.

Our provenance and principles endure at News Corporation but the business has been fundamentally transformed - we are vastly more profitable and have created a potent platform for even greater growth, to the benefit of all our investors and other stakeholders.”

FULL YEAR RESULTS

The Company reported fiscal 2022 full year total revenues of $10.39 billion, an 11% increase compared to $9.36 billion in the prior year, reflecting growth in all revenue lines, including the contributions from recent acquisitions, a strong increase in digital subscriptions, growth in digital advertising revenues and a $110 million benefit from the additional week in fiscal 2022 (see “Segment Review” below for details). The growth was partially offset by a $161 million, or 2%, negative impact from foreign currency fluctuations. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 8%. Adjusted Revenues does not exclude the impact from the additional week.

Net income for the full year was $760 million, a 95% increase compared to $389 million in the prior year. The improvement reflects higher Total Segment EBITDA, as discussed below, lower impairment and restructuring charges and lower equity losses of affiliates, partially offset by lower Other, net and higher interest expense.

Total Segment EBITDA for the full year was $1.67 billion, a 31% increase compared to $1.27 billion in the prior year, reflecting improved performance across segments, most notably in the News Media and Dow Jones segments. The growth was driven by higher revenues, as discussed above, and lower costs in the Other segment due to lower employee costs driven by stock price performance and lower non-recurring legal settlement costs. The growth was partially offset by higher expenses, primarily at the Digital Real Estate Services, Book Publishing and Dow Jones segments, and a $24 million, or 2% negative impact from foreign currency fluctuations. Adjusted Total Segment EBITDA (as defined in Note 2) increased 28%. Adjusted Total Segment EBITDA does not exclude the impact from the additional week.

Diluted net income per share attributable to News Corporation stockholders was $1.05 as compared to $0.56 in the prior year.

Adjusted diluted EPS (as defined in Note 3) were $1.20 compared to $0.67 in the prior year.

FOURTH QUARTER RESULTS

The Company reported fiscal 2022 fourth quarter total revenues of $2.67 billion, a 7% increase compared to $2.49 billion in the prior year period, reflecting strength in all revenue lines, including the impact of recent acquisitions, notably OPIS and Base Chemicals (rebranded Chemical Market Analytics, “CMA”), and a $110 million benefit from the additional week in the quarter, partially offset by a $139 million, or 6%, negative impact from foreign currency fluctuations. Adjusted Revenues increased 9%.

Net income for the quarter was $127 million, a substantial improvement compared to a net loss of $(15) million in the prior year. The improvement was driven by higher Total Segment EBITDA, as discussed below, higher tax benefit, which includes a $149 million tax benefit from an adjustment to valuation allowances, lower equity losses of affiliates and lower impairment and restructuring charges, partially offset by lower Other, net and higher interest expense.

The Company reported fourth quarter Total Segment EBITDA of $315 million, a 50% increase compared to $210 million in the prior year, primarily due to higher revenues, as discussed above, and lower costs in the Other segment due to lower employee costs driven by stock price performance and lower non-recurring legal settlement costs. The growth was partially offset by higher costs at the Dow Jones, Digital Real Estate Services and Book Publishing segments, which include the increase in costs related to the recent acquisitions and the $14 million negative impact from a valuation adjustment related to expected trail commissions at REA Group’s financial services business. The growth was also partially offset by a $20 million negative impact from foreign currency fluctuations. The results also include $20 million of one-time legal costs related to the settlement with Insignia recognized in the fourth quarter of fiscal 2022. Adjusted Total Segment EBITDA increased 34%.

Net income (loss) per share attributable to News Corporation stockholders was $0.19 as compared to $(0.02) in the prior year.

Adjusted EPS were $0.37 compared to $0.16 in the prior year.

SEGMENT REVIEW

The Company’s full year and fourth quarter ended June 30, 2022 included an additional week (53 weeks and 14 weeks, respectively) compared with the full year and fourth quarter ended June 30, 2021 (52 weeks and 13 weeks, respectively).

	For the three months ended June 30,			For the fiscal years ended June 30,
	2022	2021	% Change	2022	2021	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$443	$413	7%	$1,741	$1,393	25%
Subscription Video Services	524	542	(3)%	2,026	2,072	(2)%
Dow Jones	565	449	26%	2,004	1,702	18%
Book Publishing	513	493	4%	2,191	1,985	10%
News Media	629	595	6%	2,423	2,205	10%
Other	—	—	—%	—	1	(100)%
Total Revenues	$2,674	$2,492	7%	$10,385	$9,358	11%

Segment EBITDA:
Digital Real Estate Services	$121	$136	(11)%	$574	$514	12%
Subscription Video Services	81	66	23%	360	359	—%
Dow Jones	106	69	54%	433	332	30%
Book Publishing	47	48	(2)%	306	303	1%
News Media	33	—	**	217	52	**
Other	(73)	(109)	33%	(221)	(287)	23%
Total Segment EBITDA	$315	$210	50%	$1,669	$1,273	31%

** - Not meaningful

Digital Real Estate Services

Full Year Segment Results

Fiscal 2022 full year revenues increased $348 million, or 25%, compared to the prior year, due to strong performances at REA Group and Move and the acquisitions of Mortgage Choice and REA India, partially offset by a $29 million, or 2%, negative impact from foreign currency fluctuations. Segment EBITDA for fiscal 2022 increased $60 million, or 12%, compared to the prior year, primarily due to the higher revenues, partially offset by increased expenses due to REA Group’s acquisitions of Mortgage Choice and REA India, higher employee costs at both Move and REA Group, increased marketing costs at Move, a $14 million negative impact from a valuation adjustment related to expected trail commissions at REA Group’s financial services business and a $12 million, or 2%, negative impact from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2), which do not exclude the impact from the additional week, increased 17% and 16%, respectively.

In the fiscal year, REA Group’s revenues increased $277 million, or 37%, to $1.03 billion, driven by higher financial services revenues, primarily due to the $143 million contribution from the acquisition of Mortgage Choice, higher Australian residential depth revenues and an $18 million contribution from the acquisition of REA India. The growth was partially offset by a $29 million, or 4%, negative impact from foreign currency fluctuations and a $22 million negative impact from a valuation adjustment related to expected trail commissions at REA Group’s financial services business. Move’s revenues in the fiscal year increased $71 million, or 11%, to $712 million, primarily due to higher real estate revenues, partially offset by the sale of Top Producer. Move’s real estate revenues, which represented 86% of total Move revenues, grew 14%, primarily due to growth in both the traditional lead generation product and the referral model.

Fourth Quarter Segment Results

Revenues in the quarter increased $30 million, or 7%, compared to the prior year, despite very difficult prior year comparisons. Growth was due to higher revenues at REA Group and Move, which includes the acquisition of Mortgage Choice and a $14 million benefit from the additional week in the quarter, partially offset by a $20 million, or 5%, negative impact from foreign currency fluctuations. Segment EBITDA in the quarter declined $15 million, or 11%, compared to the prior year, primarily due to an increase in expenses associated with the acquisition of Mortgage Choice, higher employee costs at both Move and REA Group, a $14 million negative impact from a valuation adjustment related to expected trail commissions at REA Group’s financial services business and an $8 million, or 6%, negative impact from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA, increased 7% and decreased 1%, respectively.

In the quarter, revenues at REA Group increased $23 million, or 10%, to $250 million, driven by higher financial services revenues, primarily due to the $21 million contribution from the acquisition of Mortgage Choice, and higher Australian residential depth revenues due to price increases, strong national listings and favorable depth penetration and product mix. The growth was partially offset by a $22 million negative impact from a valuation adjustment related to expected trail commissions at REA Group’s financial services business and a $20 million, or 9%, negative impact from foreign currency fluctuations. Australian national residential buy listing volumes in the quarter increased 2% compared to the prior year, with listings in Sydney and Melbourne down 8% and 5%, respectively.

Move’s revenues in the quarter increased $7 million, or 4%, to $193 million, primarily as a result of higher real estate revenues despite very difficult prior year comparisons. Real estate revenues, which represented 84% of total Move revenues, increased $4 million, or 3%, due to a $14 million benefit from the additional week in the quarter. The referral model, which generated 31% of total Move revenues in the quarter compared to 30% in the prior year, benefited from the continued increase in average home values, offset by lower transaction volume. Revenues from the traditional lead generation product were flat as the higher contribution from the Market VIP℠ product was offset by the impact from lower lead volume. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal fourth quarter declined 13% year-over-year to approximately 93 million but remain 16% higher than the fiscal 2020 comparable period. Lead volume declined 39% in the quarter, reflecting continued deceleration in home sales and ongoing inventory constraints compared to historical trends across the industry.

Subscription Video Services

Full Year Segment Results

Fiscal 2022 full year revenues declined $46 million, or 2%, compared with the prior year, due to a $61 million, or 3%, negative impact from foreign currency fluctuations, as higher streaming revenues, primarily from Kayo and BINGE, and higher advertising revenues more than offset the revenue declines from the residential broadcast product. Foxtel Group streaming subscription revenues represented approximately 20% of total circulation and subscription revenues in the fiscal year compared to 14% in the prior year. Adjusted Revenues increased 1% compared to the prior year.

Segment EBITDA for fiscal 2022 was flat compared to the prior year, reflecting an $8 million, or 3%, negative impact from foreign currency fluctuations. Total expenses for the year were relatively flat compared to the prior year as higher sports and entertainment programming costs due to increased content availability, higher technology costs and higher investment spending on streaming products were offset by the absence of the $57 million negative impact seen in the first half of fiscal 2021 from the recognition of sports programming rights and production costs deferred from the fourth quarter of fiscal 2020. Adjusted Segment EBITDA increased 3%.

Fourth Quarter Segment Results

Revenues in the quarter decreased $18 million, or 3%, compared with the prior year, primarily due to a $42 million, or 7%, negative impact from foreign currency fluctuations, partially offset by higher revenues from Kayo and BINGE, which more than offset the revenue declines from the residential broadcast product, as well as higher advertising revenues. Foxtel Group streaming subscription revenues represented approximately 23% of total circulation and subscription revenues in the quarter, compared to 16% in the prior year. Adjusted Revenues increased 4% compared to the prior year.

As of June 30, 2022, Foxtel’s total closing paid subscribers were 4.4 million, a 13% increase compared to the prior year, primarily due to the growth in BINGE and Kayo subscribers, partially offset by lower residential broadcast subscribers. Broadcast subscriber churn in the quarter improved to 13.8% from 17.1% in the prior year. Broadcast ARPU for the quarter increased 2% year-over-year to A$83 (US$59).

	As of June 30,
	2022	2021
	(in 000’s)
Broadcast Subscribers
Residential	1,481	1,651
Commercial	242	234
Streaming Subscribers (Total (Paid))
Kayo	1,312 (1,293 paid)	1,079 (1,054 paid)
BINGE	1,263 (1,192 paid)	827 (733 paid)
Foxtel Now	201 (194 paid)	228 (219 paid)

Total Subscribers, including Flash (Total (Paid))	4,529 (4,413 paid)	4,019 (3,891 paid)

Segment EBITDA in the quarter increased $15 million, or 23%, compared to the prior year, primarily due to the absence of one-time costs mainly related to a specific promotional activity for iQ3 and iQ4 in the prior year and lower BINGE marketing costs, partially offset by higher entertainment and sports programming rights costs driven by increased content availability and a $6 million, or 9%, negative impact from foreign currency fluctuations. Adjusted Segment EBITDA increased 32%.

Dow Jones

Full Year Segment Results

Fiscal 2022 full year revenues increased $302 million, or 18%, compared to the prior year, which reflects the growth in circulation and subscription revenues from the acquisitions of Investor’s Business Daily (“IBD”), OPIS and CMA, as well as continued digital subscription gains and growth in Risk & Compliance products. Dow Jones had its highest advertising revenues since fiscal 2017, which also contributed to the revenue growth. Adjusted Revenues increased 11% compared to the prior year. Digital revenues at Dow Jones represented 75% of total revenues compared to 72% in the prior year.

Circulation and subscription revenues increased $220 million, or 17%, which includes $59 million, $47 million and $6 million of higher contributions from the acquisitions of IBD, OPIS and CMA, respectively, a $31 million benefit from the additional week and a $10 million, or 1%, negative impact from foreign currency fluctuations. Circulation revenues grew 15%, reflecting the acquisition of IBD and continued strong growth in digital-only subscriptions at The Wall Street Journal and Barron’s. Professional information business revenues grew 21%, driven by the acquisition of OPIS as well as 18% growth in Risk & Compliance products, which reached over $225 million in revenues in fiscal 2022. Digital circulation revenues accounted for 67% of circulation revenues for the year, compared to 64% in the prior year.

Advertising revenue increased $76 million, or 20%, the highest growth rate since Dow Jones’ acquisition, primarily due to a 22% increase in digital advertising and a 19% increase in print advertising. Digital advertising revenues accounted for 59% of total advertising revenues for the year, compared to 58% in the prior year.

Segment EBITDA for fiscal 2022 increased $101 million, or 30%, compared to the prior year, primarily due to higher revenues, as noted above, partially offset by higher employee costs and higher costs related to the OPIS and CMA acquisitions, including $25 million of transaction costs. Adjusted Segment EBITDA increased 25%.

Fourth Quarter Segment Results

Revenues in the quarter increased $116 million, or 26%, compared to the prior year, which includes the contributions from the acquisitions of OPIS, IBD and CMA. The CMA acquisition closed on June 1, 2022. The growth was also driven by the $40 million benefit from the additional week, the growth in circulation and subscription revenues from continued digital subscription gains and higher advertising revenues. Digital revenues at Dow Jones in the quarter represented 76% of total revenues compared to 72% in the prior year. Adjusted Revenues increased 16%.

Circulation and subscription revenues increased $97 million, or 29%, which includes $43 million from the acquisitions of OPIS and CMA and $31 million from the additional week, partially offset by an $8 million, or 2%, negative impact from foreign currency fluctuations. Circulation revenues grew 17%, reflecting a $17 million benefit from the additional week, the continued strong growth in digital-only subscriptions for Dow Jones’ consumer products and the acquisition of IBD. Professional information business revenues grew 47%, reflecting the acquisitions of OPIS and CMA and a $14 million benefit from the additional week. Revenues from Risk & Compliance products grew 19% in the quarter. Digital circulation revenues accounted for 68% of circulation revenues for the quarter, compared to 65% in the prior year period.

During the quarter, total average subscriptions to Dow Jones’ consumer products reached approximately 4.9 million, a 9% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 14%. Subscriptions to The Wall Street Journal grew 8% compared to the prior year, to over 3.7 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 14% to approximately 3.1 million average subscriptions in the quarter, and represented 83% of its total subscriptions.

	For the three months ended June 30,
	2022	2021	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	3,095	2,722	14%
Total subscriptions	3,749	3,456	8%
Barron’s Group
Digital-only subscriptions	848	700	21%
Total subscriptions	1,038	920	13%
Total Consumer
Digital-only subscriptions	4,029	3,522	14%
Total subscriptions	4,898	4,502	9%

Advertising revenue increased $13 million, or 13%, including a $9 million benefit from the additional week. In the quarter, digital advertising revenues grew 16% and print advertising revenues grew 9%. Digital advertising accounted for 58% of total advertising revenues in the quarter, compared to 56% in the prior year period.

Segment EBITDA for the quarter increased $37 million, or 54%, including the $16 million contribution from the acquisitions of OPIS, IBD and CMA. The growth was primarily due to higher revenues, as discussed above, partially offset by an increase in overall expenses, including higher compensation costs, mostly due to the acquisitions of OPIS and CMA, as well as higher sales and marketing costs. Adjusted Segment EBITDA increased 30%.

Book Publishing

Full Year Segment Results

Fiscal 2022 full year revenues increased $206 million, or 10%, compared to the prior year, reflecting a $149 million contribution from the acquisition of HMH, higher book sales in the U.K., strong frontlist sales in General books, including Twelve and a Half by Gary Vaynerchuk, The Storyteller by Dave Grohl, Pioneer Woman Cooks: Super Easy! by Ree Drummond and The Stranger in the Lifeboat by Mitch Albom, and a $20 million benefit from the additional week. Revenue growth was partially offset by the $16 million impact from lower sales of the Bridgerton series and a $14 million, or 1%, negative impact from foreign currency fluctuations. Adjusted Revenues increased 3% compared to the prior year. Digital sales increased 4% compared to the prior year, driven by continued growth in downloadable audiobook sales, partially offset by lower e-book sales. Digital sales represented 21% of Consumer revenues for the year.

Segment EBITDA for fiscal 2022 increased $3 million, or 1%, from the prior year primarily due to higher revenues, as discussed above, largely offset by higher manufacturing and freight costs due to higher sales volumes, the mix of titles and the impact from ongoing supply chain and inflationary pressures. Adjusted Segment EBITDA decreased 6%.

Fourth Quarter Segment Results

Revenues in the quarter increased $20 million, or 4%, compared to the prior year, reflecting a $20 million benefit from the additional week in the quarter and a $14 million contribution from the acquisition of HMH, partially offset by a $16 million, or 3%, negative impact from foreign currency fluctuations. Revenue growth was also driven by higher frontlist sales in General books, including Finding Me by Viola Davis and The Mothers and Daughters of the Bible Speak by Shannon Bream, partially offset by lower sales of the series of Bridgerton titles by Julia Quinn and lower sales of foreign language and Christian books. Adjusted Revenues increased 4% compared to the prior year. Digital sales increased 9% compared to the prior year, primarily due to growth in downloadable audiobook sales. Digital sales represented 24% of Consumer revenues for the quarter.

Segment EBITDA for the quarter decreased $1 million, or 2%, compared to the prior year, primarily due to the increase in manufacturing and freight costs due to higher sales volumes, the mix of titles and the impact from ongoing supply chain and inflationary pressures, partially offset by higher revenues, as discussed above. Adjusted Segment EBITDA declined 6%.

News Media

Full Year Segment Results

Fiscal 2022 full year revenues increased $218 million, or 10%, compared to the prior year, which includes a $47 million, or 2%, negative impact from foreign currency fluctuations. Within the segment, revenues at News Corp Australia increased 9% and revenues at News UK increased 7%. The New York Post and Wireless Group also saw higher revenues during the fiscal year. Adjusted Revenues for the segment increased 12% compared to the prior year.

Circulation and subscription revenues increased $83 million, or 8%, compared to the prior year, primarily due to higher content licensing revenues, digital subscriber growth and cover price increases, partially offset by print volume declines and a $22 million, or 2%, negative impact from foreign currency fluctuations. Advertising revenues increased $120 million, or 14%, compared to the prior year, driven by growth in digital advertising across the businesses and the recovery of print advertising, predominantly in the U.K., partially offset by a $20 million, or 2%, negative impact from foreign currency fluctuations.

Segment EBITDA for fiscal 2022 increased $165 million compared to the prior year, driven by higher revenues, as discussed above. News Corp Australia and News UK contributed $109 million and $54 million, respectively, to the Segment EBITDA growth and Wireless Group and the New York Post were also positive contributors. The growth was partially offset by higher costs related to TalkTV, which launched in April 2022. Adjusted Segment EBITDA increased $166 million compared to the prior year.

Fourth Quarter Segment Results
Revenues in the quarter increased $34 million, or 6%, as compared to the prior year. The results include a $36 million benefit from the additional week in the quarter, which was more than offset by a $53 million, or 9%, negative impact from foreign currency fluctuations. The growth was driven by higher advertising and circulation and subscription revenues. Within the segment, revenues at News Corp Australia increased 6% and revenues at News UK were flat as both were impacted by negative foreign currency fluctuations. Adjusted Revenues for the segment increased 14% compared to the prior year.

Circulation and subscription revenues increased $8 million, or 3%, compared to the prior year. The results include a $19 million benefit from the additional week in the quarter, which was more than offset by a $26 million, or 9%, negative impact from foreign currency fluctuations. The remainder of the growth was driven by higher content licensing revenues, primarily at News Corp Australia, cover price increases and digital subscriber growth.

Advertising revenues increased $19 million, or 8%, compared to the prior year. The results include a $15 million benefit from the additional week in the quarter, which was more than offset by a $21 million, or 9%, negative impact from foreign currency fluctuations. The improvement was also driven by growth in digital advertising across the businesses.

In the quarter, Segment EBITDA increased $33 million compared to the prior year, reflecting higher revenues, as discussed above. News Corp Australia and News UK contributed $23 million and $16 million, respectively, to the Segment EBITDA growth and the New York Post and Wireless Group were also positive contributors. The growth was partially offset by over $20 million of higher costs related to TalkTV and other digital initiatives and a $5 million negative impact from foreign currency fluctuations. Adjusted Segment EBITDA was $37 million.

Digital revenues represented 35% of News Media segment revenues in the quarter, compared to 32% in the prior year, and represented 33% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of June 30, 2022 were 964,000 (882,000 for news mastheads), compared to 859,000 (810,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of June 30, 2022 were 445,000, compared to 374,000 in the prior year (Source: Internal data)
•The Sun’s digital offering reached approximately 165 million global monthly unique users in June 2022, compared to 124 million in the prior year (Source: Google Analytics)
•New York Post’s digital network reached approximately 198 million unique users in June 2022, compared to 123 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the fiscal years ended June 30,
	2022	2021
	(in millions)
Net cash provided by operating activities	$1,354	$1,237
Less: Capital expenditures	(499)	(390)
	855	847
Less: REA Group free cash flow	(279)	(185)
Plus: Cash dividends received from REA Group	87	69
Free cash flow available to News Corporation	$663	$731

Net cash provided by operating activities of $1,354 million for the fiscal year ended June 30, 2022 increased $117 million compared to $1,237 million in the prior year, primarily due to higher Total Segment EBITDA, as noted above, partially offset by higher working capital, driven by higher employee bonus and equity-based compensation payments, payments related to one-time legal settlement costs and higher inventory purchases, and $41 million in higher interest payments.

Free cash flow available to News Corporation in the fiscal year ended June 30, 2022 was $663 million compared to $731 million in the prior year. The decline was primarily due to higher capital expenditures and higher REA Group free cash flow, partially offset by higher cash provided by operating activities, as mentioned above, and higher dividends received from REA Group. Foxtel’s capital expenditures for fiscal 2022 were $189 million compared to $139 million in the prior year.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

Dividends

The Company today declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on October 12, 2022 to stockholders of record as of September 14, 2022.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call
News Corporation’s earnings conference call can be heard live at 5:00pm EDT on August 8, 2022. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements
This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim
212-416-4529
lkim@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended June 30,		For the fiscal years ended June 30,
	2022	2021	2022	2021
Revenues:
Circulation and subscription	$1,177	$1,098	$4,425	$4,206
Advertising	479	440	1,821	1,594
Consumer	491	472	2,106	1,908
Real estate	359	346	1,347	1,153
Other	168	136	686	497
Total Revenues	2,674	2,492	10,385	9,358
Operating expenses	(1,355)	(1,283)	(5,124)	(4,831)
Selling, general and administrative	(1,004)	(999)	(3,592)	(3,254)
Depreciation and amortization	(183)	(176)	(688)	(680)
Impairment and restructuring charges	(27)	(75)	(109)	(168)
Equity losses of affiliates	(3)	(56)	(13)	(65)
Interest expense, net	(31)	(21)	(99)	(53)
Other, net	(91)	11	52	143
(Loss) income before income tax expense	(20)	(107)	812	450
Income tax benefit (expense)	147	92	(52)	(61)
Net income (loss)	127	(15)	760	389
Less: Net (income) loss attributable to noncontrolling interests	(17)	1	(137)	(59)
Net income (loss) attributable to News Corporation stockholders	$110	$(14)	$623	$330

Weighted average shares outstanding
Basic	586	591	590	590
Diluted	589	591	593	593

Net income (loss) attributable to News Corporation stockholders per share
Basic	$0.19	$(0.02)	$1.06	$0.56
Diluted	$0.19	$(0.02)	$1.05	$0.56

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of June 30, 2022	As of June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,822	$2,236
Receivables, net	1,502	1,498
Inventory, net	311	253
Other current assets	458	469
Total current assets	4,093	4,456

Non-current assets:
Investments	488	351
Property, plant and equipment, net	2,103	2,272
Operating lease right-of-use assets	891	1,035
Intangible assets, net	2,671	2,179
Goodwill	5,169	4,653
Deferred income tax assets	422	378
Other non-current assets	1,384	1,447
Total assets	$17,221	$16,771

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$411	$321
Accrued expenses	1,236	1,339
Deferred revenue	604	473
Current borrowings	293	28
Other current liabilities	975	1,073
Total current liabilities	3,519	3,234

Non-current liabilities:
Borrowings	2,776	2,285
Retirement benefit obligations	155	211
Deferred income tax liabilities	198	260
Operating lease liabilities	947	1,116
Other non-current liabilities	483	519

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,779	12,057
Accumulated deficit	(2,293)	(2,911)
Accumulated other comprehensive loss	(1,270)	(941)
Total News Corporation stockholders' equity	8,222	8,211
Noncontrolling interests	921	935
Total equity	9,143	9,146
Total liabilities and equity	$17,221	$16,771

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the fiscal years ended June 30,
	2022	2021
Operating activities:
Net income	$760	$389
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	688	680
Operating lease expense	125	128
Equity losses of affiliates	13	65
Cash distributions received from affiliates	23	15
Impairment charges	15	—
Other, net	(52)	(143)
Deferred income taxes and taxes payable	(125)	(100)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(51)	(166)
Inventories, net	(87)	6
Accounts payable and other liabilities	45	363
Net cash provided by operating activities	1,354	1,237
Investing activities:
Capital expenditures	(499)	(390)
Acquisitions, net of cash acquired	(1,501)	(886)
Investments in equity affiliates and other	(71)	(26)
Other investments	(41)	(13)
Proceeds from property, plant and equipment and other asset dispositions	3	24
Other, net	33	(1)
Net cash used in investing activities	(2,076)	(1,292)
Financing activities:
Borrowings	1,690	1,515
Repayment of borrowings	(838)	(557)
Repurchase of shares	(179)	—
Dividends paid	(175)	(163)
Other, net	(94)	(96)
Net cash provided by financing activities	404	699
Net change in cash and cash equivalents	(318)	644
Cash and cash equivalents, beginning of year	2,236	1,517
Exchange movement on opening cash balance	(96)	75
Cash and cash equivalents, end of year	$1,822	$2,236

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income (loss) to Total Segment EBITDA for the three months and fiscal years ended June 30, 2022 and 2021:

	For the three months ended June 30,
	2022	2021	Change	% Change
	(in millions)
Net income (loss)	$127	$(15)	$142	**
Add:
Income tax benefit	(147)	(92)	(55)	(60)%
Other, net	91	(11)	102	**
Interest expense, net	31	21	10	48%
Equity losses of affiliates	3	56	(53)	(95)%
Impairment and restructuring charges	27	75	(48)	(64)%
Depreciation and amortization	183	176	7	4%
Total Segment EBITDA	$315	$210	$105	50%
** - Not meaningful

	For the fiscal years ended June 30,
	2022	2021	Change	% Change
	(in millions)
Net income	$760	$389	$371	95%
Add:
Income tax expense	52	61	(9)	(15)%
Other, net	(52)	(143)	91	64%
Interest expense, net	99	53	46	87%
Equity losses of affiliates	13	65	(52)	(80)%
Impairment and restructuring charges	109	168	(59)	(35)%
Depreciation and amortization	688	680	8	1%
Total Segment EBITDA	$1,669	$1,273	$396	31%

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA
The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months and fiscal years ended June 30, 2022 and 2021:

	Revenues			Total Segment EBITDA
	For the three months ended June 30,			For the three months ended June 30,
	2022	2021	Difference	2022	2021	Difference
	(in millions)			(in millions)
As reported	$2,674	$2,492	$182	$315	$210	$105
Impact of acquisitions	(91)	—	(91)	(4)	9	(13)
Impact of divestitures	—	(3)	3	—	2	(2)
Impact of foreign currency fluctuations	139	—	139	20	—	20
Net impact of U.K. Newspaper Matters	—	—	—	2	2	—
Impact of litigation charges	—	—	—	20	40	(20)
As adjusted	$2,722	$2,489	$233	$353	$263	$90

	Revenues			Total Segment EBITDA
	For the fiscal years ended June 30,			For the fiscal years ended June 30,
	2022	2021	Difference	2022	2021	Difference
	(in millions)			(in millions)
As reported	$10,385	$9,358	$1,027	$1,669	$1,273	$396
Impact of acquisitions	(445)	—	(445)	(15)	15	(30)
Impact of divestitures	(1)	(26)	25	5	4	1
Impact of foreign currency fluctuations	161	—	161	24	—	24
Net impact of U.K. Newspaper Matters	—	—	—	11	10	1
Impact of litigation charges	—	—	—	20	40	(20)
As adjusted	$10,100	$9,332	$768	$1,714	$1,342	$372

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for each of the three month periods in the fiscal years ended June 30, 2022 and 2021 are as follows:

	Fiscal Year 2022
	Q1	Q2	Q3	Q4
U.S. Dollar per Australian Dollar	$0.74	$0.73	$0.72	$0.72
U.S. Dollar per British Pound Sterling	$1.38	$1.35	$1.34	$1.26

	Fiscal Year 2021
	Q1	Q2	Q3	Q4
U.S. Dollar per Australian Dollar	$0.71	$0.73	$0.77	$0.77
U.S. Dollar per British Pound Sterling	$1.29	$1.32	$1.38	$1.40

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2022 and 2021 are as follows:

	For the three months ended June 30,
	2022	2021	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$440	$410	7%
Subscription Video Services	566	542	4%
Dow Jones	523	449	16%
Book Publishing	514	493	4%
News Media	679	595	14%
Other	—	—	—%
Adjusted Total Revenues	$2,722	$2,489	9%

Adjusted Segment EBITDA:
Digital Real Estate Services	$142	$144	(1)%
Subscription Video Services	87	66	32%
Dow Jones	92	71	30%
Book Publishing	46	49	(6)%
News Media	37	—	**
Other	(51)	(67)	24%
Adjusted Total Segment EBITDA	$353	$263	34%

	For the fiscal years ended June 30,
	2022	2021	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$1,602	$1,368	17%
Subscription Video Services	2,087	2,072	1%
Dow Jones	1,896	1,702	11%
Book Publishing	2,052	1,985	3%
News Media	2,463	2,205	12%
Other	—	—	—%
Adjusted Total Revenues	$10,100	$9,332	8%

Adjusted Segment EBITDA:
Digital Real Estate Services	$615	$529	16%
Subscription Video Services	368	359	3%
Dow Jones	417	334	25%
Book Publishing	286	304	(6)%
News Media	218	52	**
Other	(190)	(236)	19%
Adjusted Total Segment EBITDA	$1,714	$1,342	28%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended June 30, 2022 and 2021.

	For the three months ended June 30, 2022
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	Impact of litigation charges	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$443	$(23)	$—	$20	$—	$—	$440
Subscription Video Services	524	—	—	42	—	—	566
Dow Jones	565	(50)	—	8	—	—	523
Book Publishing	513	(15)	—	16	—	—	514
News Media	629	(3)	—	53	—	—	679
Other	—	—	—	—	—	—	—
Total Revenues	$2,674	$(91)	$—	$139	$—	$—	$2,722

Segment EBITDA:
Digital Real Estate Services	$121	$13	$—	$8	$—	$—	$142
Subscription Video Services	81	—	—	6	—	—	87
Dow Jones	106	(14)	—	—	—	—	92
Book Publishing	47	(2)	—	1	—	—	46
News Media	33	(1)	—	5	—	—	37
Other	(73)	—	—	—	2	20	(51)
Total Segment EBITDA	$315	$(4)	$—	$20	$2	$20	$353

	For the three months ended June 30, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	Impact of litigation charges	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$413	$—	$(3)	$—	$—	$—	$410
Subscription Video Services	542	—	—	—	—	—	542
Dow Jones	449	—	—	—	—	—	449
Book Publishing	493	—	—	—	—	—	493
News Media	595	—	—	—	—	—	595
Other	—	—	—	—	—	—	—
Total Revenues	$2,492	$—	$(3)	$—	$—	$—	$2,489

Segment EBITDA:
Digital Real Estate Services	$136	$6	$2	$—	$—	$—	$144
Subscription Video Services	66	—	—	—	—	—	66
Dow Jones	69	2	—	—	—	—	71
Book Publishing	48	1	—	—	—	—	49
News Media	—	—	—	—	—	—	—
Other	(109)	—	—	—	2	40	(67)
Total Segment EBITDA	$210	$9	$2	$—	$2	$40	$263

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the fiscal years ended June 30, 2022 and 2021.

	For the fiscal year ended June 30, 2022
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	Impact of litigation charges	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$1,741	$(167)	$(1)	$29	$—	$—	$1,602
Subscription Video Services	2,026	—	—	61	—	—	2,087
Dow Jones	2,004	(118)	—	10	—	—	1,896
Book Publishing	2,191	(153)	—	14	—	—	2,052
News Media	2,423	(7)	—	47	—	—	2,463
Other	—	—	—	—	—	—	—
Total Revenues	$10,385	$(445)	$(1)	$161	$—	$—	$10,100

Segment EBITDA:
Digital Real Estate Services	$574	$24	$5	$12	$—	$—	$615
Subscription Video Services	360	—	—	8	—	—	368
Dow Jones	433	(17)	—	1	—	—	417
Book Publishing	306	(21)	—	1	—	—	286
News Media	217	(1)	—	2	—	—	218
Other	(221)	—	—	—	11	20	(190)
Total Segment EBITDA	$1,669	$(15)	$5	$24	$11	$20	$1,714

	For the fiscal year ended June 30, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	Impact of litigation charges	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$1,393	$—	$(25)	$—	$—	$—	$1,368
Subscription Video Services	2,072	—	—	—	—	—	2,072
Dow Jones	1,702	—	—	—	—	—	1,702
Book Publishing	1,985	—	—	—	—	—	1,985
News Media	2,205	—	—	—	—	—	2,205
Other	1	—	(1)	—	—	—	—
Total Revenues	$9,358	$—	$(26)	$—	$—	$—	$9,332

Segment EBITDA:
Digital Real Estate Services	$514	$12	$3	$—	$—	$—	$529
Subscription Video Services	359	—	—	—	—	—	359
Dow Jones	332	2	—	—	—	—	334
Book Publishing	303	1	—	—	—	—	304
News Media	52	—	—	—	—	—	52
Other	(287)	—	1	—	10	40	(236)
Total Segment EBITDA	$1,273	$15	$4	$—	$10	$40	$1,342

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”), impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net income (loss) attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three months and fiscal years ended June 30, 2022 and 2021.

	For the three months ended June 30, 2022		For the three months ended June 30, 2021
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net (loss) income attributable to stockholders	EPS
Net income (loss)	$127		$(15)
Less: Net (income) loss attributable to noncontrolling interests	(17)		1
Net income (loss) attributable to News Corporation stockholders	$110	$0.19	$(14)	$(0.02)
U.K. Newspaper Matters	2	—	2	—
Litigation charges	20	0.03	40	0.07
Impairment and restructuring charges	27	0.05	75	0.13
Equity losses of affiliates(a)	—	—	54	0.09
Other, net	91	0.15	(11)	(0.02)
Tax impact on items above	(30)	(0.05)	(39)	(0.07)
Impact of noncontrolling interest on items above	(2)	—	(13)	(0.02)
As adjusted	$218	$0.37	$94	$0.16
(a)During the three months ended June 30, 2021, the Company recognized a $54 million non-cash write-down of Foxtel’s investment in Nickelodeon Australia Joint Venture.

	For the fiscal year ended June 30, 2022		For the fiscal year ended June 30, 2021
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$760		$389
Less: Net income attributable to noncontrolling interests	(137)		(59)
Net income attributable to News Corporation stockholders	$623	$1.05	$330	$0.56
U.K. Newspaper Matters	11	0.02	10	0.02
Litigation charges	20	0.03	40	0.07
Impairment and restructuring charges(a)	109	0.18	168	0.28
Equity losses of affiliates(b)	3	0.01	54	0.09
Other, net	(52)	(0.09)	(143)	(0.24)
Tax impact on items above	(45)	(0.08)	(47)	(0.08)
Impact of noncontrolling interest on items above	43	0.08	(15)	(0.03)
As adjusted	$712	$1.20	$397	$0.67
(a)During the fiscal year ended June 30, 2022, the Company recognized a non-cash impairment charge of $15 million related to the write-down of fixed assets associated with the shutdown and anticipated sale of certain U.S. printing facilities at the Dow Jones segment.
(b)During the fiscal year ended June 30, 2021, the Company recognized a $54 million non-cash write-down of Foxtel’s investment in Nickelodeon Australia Joint Venture.